Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
RCN
Richard Ramlall, SVP Strategic External Affairs and Programming, (703) 434-8430
Lippert/Heilshorn & Associates
Carolyn Capaccio, (212) 838-3777, ccapaccio@lhai.com
RCN Appoints Casimir Skrzypczak and Kurt Cellar to Board
HERNDON, Va., October 16, 2009 — RCN Corporation (NASDAQ: RCNI) announced today that Casimir S. Skrzypczak, 68, and Kurt M. Cellar, 39 have been named independent members of its board of directors, increasing the size of the board to eight seats.
RCN Corporation is a leading provider of all-digital and high definition video, high-speed internet, and premium voice services to residential and small-medium business customers, in Philadelphia, Lehigh Valley, PA, New York, Boston, Chicago and Washington D.C, as well as high-capacity transport services to carrier and large enterprise customers.
Lee S. Hillman, chairman of RCN’s Board of Directors, stated, “The board joins me in welcoming these two respected executives as independent directors. Casimir Skrzypczak is a recognized expert on telecommunications network planning and architecture, and Kurt Cellar brings extensive capital markets and finance experience. We look forward to the benefit of their insights and judgment.”
Mr. Skrzypczak is the former senior vice president of Customer Advocacy for Cisco Systems. Prior to assuming that position, he was corporate vice president and group president of Professional Services at Telecordia Technologies. Mr. Skrzypczak was formerly president of NYNEX Science & Technology and vice president — Network and Technology Planning. He serves on the board of directors of RF Microdevices (NASDAQ: RFMD) and JDS Uniphase Corporation (NASDAQ: JDSU). He holds a Bachelors degree in Mechanical Engineering from Villanova University and a Masters in Operations Research from Hofstra University.
Since January 2008, Mr. Cellar he has been a consultant to companies in the telecommunications, retail and insurance industries. He has extensive experience in telecommunications as both an investor and board member. As the lead director in Telcove, fka Adelphia Business Solutions, he was instrumental in the company’s turnaround, growth and eventual sale to Level 3 Communications. Mr. Cellar was a partner and portfolio manager with the hedge fund Bay Harbour Management, L.C. from 1999 to 2008. Prior to Bay Harbour, Mr. Cellar was with the private equity firm Remy Investors. Prior to that, he was a strategy consultant at LEK/Alcar. He is currently a director of Penn Traffic Company (Pink Sheets: PTFC) and the Home Buyers Warranty Corporation, a private company. Mr. Cellar has a Masters in Business Administration from the Wharton School of Business and is a Chartered Financial Analyst.
About RCN Corporation
RCN Corporation (NASDAQ: RCNI), www.rcn.com, is a competitive broadband services provider delivering all-digital and high definition video, high-speed internet and premium voice services to residential and small-medium business customers under the brand names of RCN and RCN Business Services, respectively. In addition, through its RCN Metro Optical Networks business unit, RCN delivers fiber-based high-capacity data transport services to large commercial customers, primarily large enterprises and carriers, targeting the metropolitan central business districts in the company’s geographic markets. RCN’s primary service areas include Washington, D.C., Philadelphia, Lehigh Valley (PA), New York City, Boston and Chicago. (RCNI-G)
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